Exhibit 99.1

Allison Transmission Announces Record Results for Full Year 2018

•	Record Full Year 2018: Net Sales $2,713 million, Net Income $639 million, Adjusted EBITDA $1,128 million, Net Cash Provided by Operating Activities $837 million, Adjusted Free Cash Flow $737 million

•	Fourth Quarter 2018: Net Sales $647 million, Net Income $147 million, Adjusted EBITDA $261 million, Net Cash Provided by Operating Activities $232 million, Adjusted Free Cash Flow $184 million

INDIANAPOLIS, February 25, 2019 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the fourth quarter of $647 million, a 10 percent increase from the same period in 2017. The increase in net sales was principally driven by higher demand in the Outside North America Off-Highway and North America On-Highway end markets.

Net Income for the quarter was $147 million compared to $215 million for the same period in 2017. Fourth quarter 2017 included a one-time income tax benefit of $152 million as a result of the U.S. Tax Cuts and Jobs Act enacted into law in December 2017. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $261 million compared to $210 million for the same period in 2017. Net Cash Provided by Operating Activities for the quarter was $232 million compared to $166 million for the same period in 2017. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $184 million compared to $115 million for the same period in 2017.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented, “I am pleased to report that 2018 was a record year for Allison Transmission. Full year results exceeded our initial Net Sales guidance ranges across all of our end markets. Furthermore, Allison achieved record levels of Net Sales, Net Income, Adjusted EBITDA, Net Cash Provided by Operating Activities and Adjusted Free Cash Flow. Full year net sales growth of 20 percent was surpassed, by even stronger growth in Net Income, up 27 percent, Diluted EPS, up 42 percent and Adjusted EBITDA, up 30 percent. And notably, double digit growth was realized in the Outside North America On-Highway end market for the third consecutive year.” Graziosi continued, “Throughout the year, we continued our well-defined approach to capital structure and allocation. During the fourth quarter, we paid a dividend of $0.15 per share and settled $153 million of share repurchases, resulting in $609 million of total share repurchases in 2018 or approximately 10% of our outstanding shares.”

Fourth Quarter Net Sales by End Market

End Market	Q4 2018 Net Sales ($M)	Q4 2017 Net Sales ($M)	% Variance
North America On-Highway (a)	$303	$287	6%
North America Off-Highway	$17	$28	(39%)
Defense	$36	$25	44%
Outside North America On-Highway	$95	$98	(3%)
Outside North America Off-Highway	$47	$11	327%
Service Parts, Support Equipment & Other	$149	$139	7%

Total Net Sales	$647	$588	10%

(a)	North America On-Highway end-market net sales are inclusive of net sales for North America Electric Hybrid-Propulsion Systems for Transit Bus.

Fourth Quarter Highlights

North America On-Highway end market net sales were up 6 percent from the same period in 2017 principally driven by higher demand for Rugged Duty Series and Highway Series models and down 9 percent on a sequential basis principally driven by lower demand for Rugged Duty Series and Pupil Transport/Shuttle Series models.

North America Off-Highway end market net sales were down $11 million from the same period in 2017 and up $5 million sequentially, in both cases principally driven by fluctuations in demand from hydraulic fracturing applications.

Defense end market net sales were up $11 million from the same period in 2017 principally driven by higher Tracked demand and down $6 million on a sequential basis principally driven by lower Wheeled and Tracked demand.

Outside North America On-Highway end market net sales were down 3 percent from the same period in 2017 principally driven by lower demand in South America and Asia and down 1 percent sequentially.

Outside North America Off-Highway end market net sales were up $36 million from the same period in 2017 principally driven by improved demand in the energy, mining and construction sectors and up $1 million on a sequential basis.

Service Parts, Support Equipment & Other end market net sales were up 7 percent from the same period in 2017 principally driven by higher demand for North America On-Highway service parts and global support equipment and down 9 percent sequentially principally driven by lower demand for North America service parts.

Gross profit for the quarter was $338 million, an increase of 17 percent from $288 million for the same period in 2017. Gross margin for the quarter was 52.2 percent, an increase of 320 basis points from a gross margin of 49.0 percent for the same period in 2017. The increase in gross profit from the same period in 2017 was principally driven by increased net sales, price increases on certain products and favorable material costs.

Selling, general and administrative expenses for the quarter were $90 million, a decrease of $7 million from $97 million for the same period in 2017. The decrease was principally driven by unfavorable product warranty adjustments in 2017 that did not recur in 2018.

Engineering – research and development expenses for the quarter were $37 million, an increase of $6 million from $31 million for the same period in 2017. The increase was principally driven by increased product initiatives spending.

As a result of continued weak demand conditions for the TC10 transmission we ceased production and recorded a corresponding $4 million impairment loss compared to a $32 million impairment loss for the same period in 2017.

Income tax expense for the quarter was $27 million compared to a $131 million benefit for the same period in 2017. The change was principally driven by a one-time income tax benefit resulting from a decrease in deferred tax liabilities in 2017 as a result of the U.S. Tax Cuts and Jobs Act enacted into law in December 2017 and increased taxable income partially offset by a decrease in effective tax rate as a result of the U.S. Tax Cuts and Jobs Act.

Net income for the quarter was $147 million compared to $215 million for the same period in 2017. The decrease was principally driven by the enactment of the U.S. Tax Cuts and Jobs Act in December 2017, increased product initiatives spending and increased interest expense partially offset by increased gross profit, decreased loss associated with the impairment of long-lived assets, decreased technology-related investment expense and decreased selling, general and administrative expenses.

Net cash provided by operating activities was $232 million compared to $166 million for the same period in 2017. The increase was principally driven by increased gross profit, decreased cash income taxes and decreased cash interest expense partially offset by increased product initiatives spending.

Fourth Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $261 million compared to $210 million for the same period in 2017, an increase of $51 million. The increase in Adjusted EBITDA was principally driven by increased gross profit and decreased selling, general and administrative expenses partially offset by increased product initiatives spending.

Adjusted Free Cash Flow for the quarter was $184 million compared to $115 million for the same period in 2017, an increase of $69 million. The increase was driven by increased cash provided by operating activities and decreased capital expenditures.

Full Year 2019 Guidance

Allison expects 2019 net sales to be in the range of $2,580 to $2,680 million, Net Income in the range of $535 to $585 million, Adjusted EBITDA in the range of $1,000 to $1,060 million, Net Cash Provided by Operating Activities in the range of $710 to $750 million, Adjusted Free Cash Flow in the range of $550 to $600 million and cash income taxes in the range of $100 to $110 million.

Our 2019 net sales guidance reflects lower demand in the North America Off-Highway and Service Parts, Support Equipment & Other end markets principally driven by hydraulic fracturing applications partially offset by increased demand in the North America On-Highway end market, price increases on certain products and continued execution of our growth initiatives.

Although we are not providing specific first quarter 2019 guidance, Allison does expect first quarter net sales to be flat from the same period in 2018 principally driven by increased demand expected in the North America On-Highway end market offset by decreased demand expected in the North America Off-Highway and Service Parts, Support Equipment & Other end markets.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, February 26 to discuss its fourth quarter and full year 2018 results and full year 2019 guidance. The dial-in number is 1-201-389-0878 and the U.S. toll-free dial-in number is 1-877-425-9470. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate on the conference call, a replay will be available from 11:00 a.m. ET on February 26 until 11:59 p.m. ET on March 5. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13686313.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in electric hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; risks related to our substantial indebtedness; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Senior Secured Credit Facility Term B-3 Loan due 2022. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities after additions of long-lived assets.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net sales	$647	$588	$2,713	$2,262
Cost of sales	309	300	1,291	1,131

Gross profit	338	288	1,422	1,131
Selling, general and administrative	90	97	364	342
Engineering - research and development	37	31	131	105
Loss associated with impairment of long-lived assets	4	32	4	32

Operating income	207	128	923	652
Interest expense, net	(31)	(25)	(121)	(103)
Other (expense) income, net	(2)	(19)	3	(22)

Income before income taxes	174	84	805	527
Income tax (expense) benefit	(27)	131	(166)	(23)

Net income	$147	$215	$639	$504

Basic earnings per share attributable to common stockholders	$1.15	$1.52	$4.81	$3.38

Diluted earnings per share attributable to common stockholders	$1.14	$1.51	$4.78	$3.36

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	December 31,	December 31,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$231	$199
Accounts receivable	279	221
Inventories	170	154
Income taxes receivable	16	33
Other current assets	29	25

Total Current Assets	725	632
Property, plant and equipment, net	466	448
Intangible assets, net	1,066	1,153
Goodwill	1,941	1,941
Other non-current assets	39	31

TOTAL ASSETS	$4,237	$4,205

LIABILITIES
Current Liabilities
Accounts payable	$169	$159
Product warranty liability	26	22
Current portion of long-term debt	—	12
Deferred revenue	34	41
Other current liabilities	197	183

Total Current Liabilities	426	417
Product warranty liability	40	33
Deferred revenue	88	75
Long-term debt	2,523	2,534
Deferred income taxes	329	276
Other non-current liabilities	172	181

TOTAL LIABILITIES	3,578	3,516
TOTAL STOCKHOLDERS’ EQUITY	659	689

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,237	$4,205

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$232	$166	$837	$658
Net cash used for investing activities (a)	(51)	(51)	(103)	(94)
Net cash used for financing activities	(171)	(127)	(700)	(574)
Effect of exchange rate changes on cash	—	1	(2)	4

Net increase (decrease) in cash and cash equivalents	10	(11)	32	(6)
Cash and cash equivalents at beginning of period	221	210	199	205

Cash and cash equivalents at end of period	$231	$199	$231	$199

Supplemental disclosures:
Interest paid	$47	$53	$115	$124
Income taxes paid	$21	$31	$101	$96
(a) Additions of long-lived assets	$(48)	$(51)	$(100)	$(91)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (GAAP)	$147	$215	$639	$504
plus:
Income tax expense (benefit)	27	(131)	166	23
Interest expense, net	31	25	121	103
Amortization of intangible assets	21	23	87	90
Depreciation of property, plant and equipment	19	20	77	80
UAW Local 933 retirement incentive (a)	8	—	15	—
Stock-based compensation expense (b)	4	4	13	12
Loss associated with impairment of long-lived assets (c)	4	32	4	32
Unrealized (gain) loss on foreign exchange (d)	(3)	(1)	3	—
Technology-related investment expense (e)	3	13	3	16
UAW Local 933 contract signing bonus (f)	—	10	—	10
Dual power inverter module units extended coverage (g)	—	—	—	(2)

Adjusted EBITDA (Non-GAAP)	$261	$210	$1,128	$868

Net sales (GAAP)	$647	$588	$2,713	$2,262
Net income as a percent of net sales (GAAP)	22.7%	36.6%	23.6%	22.3%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	40.3%	35.7%	41.6%	38.4%
Net Cash Provided by Operating Activities (GAAP)	$232	$166	$837	$658
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(48)	(51)	(100)	(91)

Adjusted Free Cash Flow (Non-GAAP)	$184	$115	$737	$567

(a)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(b)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(c)	Represents charges associated with the impairment of long-lived assets related to the production of the TC10 transmission.
(d)	Represents (gains) losses (recorded in Other (expense) income, net) on intercompany financing transactions related to investments in plant assets for our India facility.
(e)	Represents a charge (recorded in Other (expense) income, net) for investments in co-development agreements to expand our position in transmission technologies.
(f)

Represents a bonus (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development) to eligible employees recorded in the fourth quarter of 2017 as a result of UAW Local 933 represented employees ratifying a six-year collective bargaining agreement effective through November 2023.

(g)

Represents an adjustment (recorded in Selling, general and administrative) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance
	Year Ending December 31, 2019
	Low	High
Net Income (GAAP)	$535	$585
plus:
Income tax expense	158	168
Interest expense, net	126	126
Depreciation and amortization	157	157
UAW Local 933 retirement incentive (a)	9	9
Stock-based compensation expense (b)	15	15

Adjusted EBITDA (Non-GAAP)	$1,000	$1,060

Net Cash Provided by Operating Activities (GAAP)	$710	$750
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(160)	(150)

Adjusted Free Cash Flow (Non-GAAP)	$550	$600

(a)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(b)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).